TRADING SYMBOLS:
In the U. S.: NYSE Amex: HTM and in Canada: TSX: GTH	April 20, 2012

U.S. GEOTHERMAL PROVIDES CORPORATE UPDATE

BOISE, Idaho – April 20, 2012 (NYSE Amex: HTM; TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, provides the following updates on: the construction of its new 8.6 net megawatt (“MW”) Phase I power plant and development of its 8.6 net MW Phase II project at San Emidio, Nevada; the progress of construction of its new 22 net MW power plant at Neal Hot Springs, Oregon; the current status of its 13 net MW power plant at Raft River, Idaho; and, activities related to its Guatemala geothermal project.

SAN EMIDIO
At San Emidio, yesterday the EPC contractor operated and tested the new Phase I power plant in a key trial operation sequence. The plant has already been operated in test mode on several occasions. It has been synchronized to the transmission grid and has generated electricity but there is still unacceptable levels of vibration in the gearbox. The vibration data is under analysis so adjustments can be made. The new plant must complete component commissioning and performance testing prior to achieving commercial operation. The EPC contractor is providing its services under a fixed price contract that includes financial guarantees for the original completion date and power output of the plant.

At San Emidio Phase II, the drilling program discovered a new, higher temperature portion of the geothermal reservoir in an area south of the Phase I plant. Work is continuing on the development of new production wells under a ten-well cost sharing grant from the U.S. Department of Energy (“US DOE”). Four of five planned wells, located in the southern part of the project, have already been drilled (OW-6, OW-8, OW-9 and OW-10) with the fifth well (45A-21) currently being drilled. Well OW-10 is the first new production well for the Phase II power plant and produces a flowing temperature of 302°F from a reservoir zone 2,500 feet below the surface. Well OW-8 encountered the highest recorded reservoir temperature in the San Emidio field to date at 320°F and will undergo flow testing to determine zone permeability. Well OW-9 exhibited commercial flow of 280°F from a zone at 2,090 feet. During drilling operations at OW-9, a total lost circulation zone was encountered with 294°F fluid at 1,830 feet, but was sealed off behind casing to allow the drilling to proceed to deeper targets. Testing of the 1,830 foot zone in well OW-9 is planned. Well OW-6 also discovered commercial permeability with a flowing temperature of 279°F at 1,930 feet.

NEAL HOT SPRINGS
At Neal Hot Springs, the 22 net MW power plant construction continues and is nearly 85% complete. The air cooling apparatus is fully constructed as shown in the photo below.

Website: www.usgeothermal.com	NYSE AMEX: HTM TSX: GTH

Webcam photo of Neal Hot Springs 85% complete

Over the course of the ongoing construction, the budget was increased by $13 million in equity contributions by the partners. The first increase was for $7.0 million to cover additional drilling costs and modifications in plant controls and the cooling mechanism. Enbridge Inc. of Canada, our partner at Neal Hot Springs, provided the additional investment in exchange for increased ownership interest in the project from 20% to approximately 27%. The project already has 100% of the required production capacity and about 70% of the required injection capacity proven. Certain wells were drilled into deep injection zones but two of these wells do not have satisfactory capacity; therefore, a second increase of $6 million has been established for a drilling program, about to be initiated, that is engineered to achieve the required 30% capacity. Depending on the amounts contributed by each partner, this cash call may result in further adjustments in the ownership of the project. The total project cost, including contingencies, is now expected to be $ 143.6 million.

RAFT RIVER
At Raft River, the geothermal power plant is currently producing about 10 net MW output after the recent successful completion of a well casing repair program. The power plant continues to operate at more than 95% availability. Under a US DOE development grant, the project is testing thermal fracturing of reservoir rock using cold water in well RRG 9, a production well drilled by U.S. Geothermal outside of the partnership with Raft River I Holdings, an affiliate of Goldman Sachs. The work on well RRG 9 may result in increased permeability which could lead to the well providing additional production fluid to the existing power plant.

Currently the partners are holding discussions as to the accounting treatment of part of the initial investment made by each of the partners. Varying methods regarding the appropriate tax accounting for a portion of U.S. Geothermal’s initial capital contribution are under review and, based on the outcome, could result in a non-cash write down estimated between $1.2 million and $6.1 million. We continue to discuss this matter with our advisors and partner to find the appropriate accounting solution.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com

GUATEMALA
The company continues development activities on the El Ceibello project with efforts underway to secure a local, well capitalized equity partner and a power purchase agreement for the project. The concession contains 24,710 acres (100 square kilometres) located in the center of the Aqua and Pacaya twin volcano complex. A key asset included in the concession is the El Ceibillo geothermal project which has nine existing geothermal wells with depths ranging from 560 to 2000 feet (170 to 610 meters) and a significant amount of geophysical and other technical data completed during the 1990s. The first of these wells encountered unexpectedly high temperatures and produced a mixture of steam and water. Six of the wells have measured reservoir temperatures in the range of 365 to 400°F (185 to 204°C). Fluid samples and rock cutting data from the wells suggest the existence of a deeper, higher-permeability reservoir at this site with temperatures ranging from 410 to 446°F (210 to 230°C). These wells have high conductive thermal gradients that indicate rapidly increasing temperatures with depth.

El Ceibillo is located in an industrial zone with major electrical transmission and distribution lines nearby. The Company has already completed preliminary reservoir, transmission and environmental studies for the project.

Please visit our Website at: http://www.usgeothermal.com

About U.S. Geothermal Inc.:
U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project, located in eastern Oregon, is currently under construction and will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, the results from the exploration, production and injection well drilling at San Emidio, development of additional Phases at San Emidio, injection well drilling at Neal Hot Springs, the successful settlement of any disputes with our partners, and the economic viability of developments at El Ceibello in Guatemala. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com